Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Prosper Marketplace, Inc.

We have audited the accompanying consolidated balance sheets of Prosper Marketplace, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 29, 2011, which contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Notes 1 and 18, entered into an equity financing arrangement on June 3, 2011 and issued 23,222,747 shares of its Series E Preferred Stock for an aggregate purchase price of $17.2 million. Therefore, the substantial doubt about whether the Company will continue as a going concern no longer exists.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prosper Marketplace, Inc. at December 31, 2010 and 2009 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Odenberg Ullakko Muranishi & Co LLP

San Francisco, California

March 29, 2011, except for Notes 1 and 18
paragraphs number 5 and 4, respectively,
as to which the date is August 3, 2011

Prosper Marketplace, Inc.
Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$4,284,228	$616,089
Restricted cash	2,566,631	2,135,330
Servicing rights	2,986	24,319
Receivables	6,306	14,373
Borrower Loans Receivable at fair value	23,689,950	7,020,363
Property and equipment, net	765,210	861,923
Prepaid and other assets	174,805	190,174
Intangible assets, net	50,306	171,038
Total assets	$31,540,422	$11,033,609

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$554,347	$950,308
Accrued liabilities	1,219,239	1,071,759
Borrower Payment Dependent Notes at fair value	23,478,046	6,903,173
Repurchase obligation	71,001	40,001
Notes payable	288,594	1,273,312

Total liabilities	25,611,227	10,238,553

Commitments and contingencies (see Note 15)

Stockholders' Equity
Convertible preferred stock – Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding in 2010 and 2009)	4,024	4,024
Convertible preferred stock – Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding in 2010 and 2009)	3,310	3,310
Convertible preferred stock – Series C ($0.001 par value; 2,063,558 shares authorized; issued and outstanding in 2010 and 2009)	2,064	2,064
Convertible preferred stock – Series D ($0.001 par value; 20,543,819 shares authorized; 20,340,705 issued and outstanding in 2010)	20,341	-
Convertible preferred stock – Series D-1 ($0.001 par value; 3,110,188 shares authorized; 3,110,188 issued and outstanding in 2010)	3,110	-
Common stock ($0.001 par value; 43,563,435 shares authorized; 4,478,667 shares and 4,460,667 shares issued and outstanding in 2010 and 2009, respectively)	4,480	4,462
Additional paid-in capital	56,659,849	41,406,457
Accumulated deficit	(50,767,983)	(40,625,261)
Total stockholders' equity	5,929,195	795,056

Total liabilities and stockholders' equity	$31,540,422	$11,033,609

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009
Revenues
Origination fees	$807,021	$235,845
Loan servicing fees	167,826	556,702
Interest income on Borrower Loans and Payment Dependent Notes, net	188,127	13,023
Rebates and promotions	(85,909)	(73,329)
	1,077,065	732,241

Cost of revenues
Cost of services	(962,799)	(623,276)
Provision for loan and Note repurchases	(45,543)	(4,381)
Net revenues	68,723	104,584

Operating expenses
Compensation and benefits	4,781,174	4,976,102
Marketing and advertising	634,904	788,931
Depreciation and amortization	550,252	582,508
General and administrative
Professional services	2,630,007	2,759,185
Facilities and maintenance	652,998	665,904
Other	1,325,370	1,020,597
Total expenses	10,574,705	10,793,227
Loss before other income (expense)	(10,505,982)	(10,688,643)

Other income (expense)
Interest income	11,135	40,571
Change in fair value on Borrower Loans and Payment Dependent Notes, net	340,787	205,588
Loss on impairment of fixed assets	(47,241)	(41,704)
Other income	58,579	76,873
Total other income, net	363,260	281,328

Loss before income taxes	(10,142,722)	(10,407,315)
Provision for income taxes	-	-
Net loss	$(10,142,722)	$(10,407,315)

Net loss per share – basic and diluted	$(2.27)	$(2.34)
Weighted average shares - basic and diluted net loss per share	4,472,897	4,453,255

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Stockholders' Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In	Accumulated
					Capital	Deficit	Total
Balance as of January 1, 2009	9,397,939	$9,398	4,346,118	$4,347	$40,946,853	$(30,217,946)	$10,742,652

Issuance of common stock			6,500	7	9,844		9,851

Exercise of stock options			108,049	108	59,588		59,696

Issuance of common stock warrants					37,740		37,740

Compensation expense					352,432		352,432

Net loss						(10,407,315)	(10,407,315)

Balance as of January 1, 2010	9,397,939	$9,398	4,460,667	$4,462	$41,406,457	$(40,625,261)	$795,056

Issuance of convertible preferred stock, Series D, net of issuance costs	20,340,705	20,341			14,872,258		14,892,599

Issunace of convertible preferred stock, Series D-1	3,110,188	3,110					3,110

Exercise of stock options			18,000	18	6,482		6,500

Issuance of common stock warrants					96,625		96,625

Compensation expense					278,027		278,027

Net loss						(10,142,722)	(10,142,722)

Balance as of December 31, 2010	32,848,832	$32,849	4,478,667	$4,480	$56,659,849	$(50,767,983)	$5,929,195

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(10,142,722)	$(10,407,315)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	550,252	582,509
Loss on impairment of fixed assets	47,241	41,704
Change in fair value of Borrower Loans	1,569,867	1,247,982
Change in fair value of Borrower Payment Dependent Notes	(1,910,653)	(1,453,570)
Stock-based compensation expense	278,027	362,283
Provision for loan and Note repurchases	45,543	4,381
Change in fair value of servicing rights	21,333	43,366
Amortization of discount on long-term debt	153,279	25,050
Premium on early conversion of convertible note	300,000	–
Changes in operating assets and liabilities:
Restricted cash	(431,301)	(706,319)
Receivables	8,067	(14,373)
Prepaid and other assets	15,369	48,512
Accounts payable and accrued liabilities	(139,394)	424,709
Loan and Note repurchases	(14,543)	(44,380)
Net cash used in operating activities	(9,649,635)	(9,845,461)

Cash flows from investing activities:
Origination of Borrower Loans held at fair value	(26,940,486)	(8,886,296)
Repayment of Borrower Loans held at fair value	8,701,032	617,951
Purchases of property and equipment	(380,048)	(506,302)
Net cash used in investing activities	(18,619,502)	(8,774,647)

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock	11,218,825	–
Proceeds from issuance of Notes held at fair value	26,940,486	8,886,296
Payment of Notes held at fair value	(8,454,960)	(529,553)
Proceeds from the issuance of notes payable	2,550,000	1,000,000
Principal repayment of notes payable	(323,575)	(20,000)
Proceeds from issuance of common stock	6,500	59,696
Net cash provided by financing activities	31,937,276	9,396,439

Net increase (decrease) in cash and cash equivalents	3,668,139	(9,223,669)
Cash and cash equivalents at beginning of the year	616,089	9,839,758
Cash and cash equivalents at end of the year	$4,284,228	$616,089

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$3,575	$–

Supplemental disclosure of non-cash investing and financing activities:
Conversion of promissory notes into Series D preferred stock	$3,676,884	$–

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Notes to Consolidated Financial Statements

1. Organization and Business

Prosper Marketplace, Inc. (“Prosper”, “the Company”, “we”, “us”, “our”) was incorporated in the state of Delaware on March 22, 2005.  Prosper provides an online marketplace that permits our lender members to bid on loan listings and purchase Notes from Prosper for which payment is dependent on payments Prosper receives from the borrower member on the loan requested in the listing.  Prosper sets the interest rates for borrower loans based on Prosper Rates, as well as additional factors, such as estimated loss rate, loan terms, general economic environment, previous Prosper loans and competitive conditions.  Borrowers create loan listings from $2,000 up to $25,000 and set the maximum rate they are willing to pay on a loan. Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by maintaining its online auction platform. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by lender members.

All loans requested and obtained by Prosper borrower members through our platform are unsecured obligations of individual borrower members with a fixed interest rate and loan terms set at one, three and  five years as of December 31, 2010.  All loans are funded by WebBank, an FDIC-insured, Utah-chartered industrial bank.  After funding a loan, WebBank assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank does not have any obligation to purchasers of the Notes.

On July 13, 2009, we implemented a new operating structure and began issuing Borrower Payment Dependent Notes (“Notes”).  The post registration operating structure resulted in Prosper purchasing loans from WebBank, and holding the loans until maturity.  Prosper issues new securities, the Notes, to the winning lenders.  Prosper’s obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by Prosper.  As a result of these changes, borrower loans and the Notes originated on or after July 13, 2009 are carried on Prosper’s balance sheets as assets and liabilities, respectively.  Prosper has elected to carry the borrower loans and the Notes on its balance sheets at fair value.

As reflected in the accompanying consolidated financial statements, Prosper has incurred net losses and negative cash flows from operations since inception, and has an accumulated deficit of approximately $50.8 million as of December 31, 2010.  For the year ended December 31, 2010, the Company incurred a net loss of $10.1 million and the Company had negative cash flows from operations of $9.6 million. Since its inception, Prosper has financed its operations primarily through equity financing from various sources. The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.

As discussed on Note 18, “Subsequent Events”, on June 3, 2011, Prosper entered into a Stock Purchase Agreement with certain new investors and certain of its existing investors pursuant to which, the Company issued and sold to such investors 23,222,247 shares of Series E convertible preferred stock for an aggregate purchase price of $17.2 million.

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of and for the years ended December 31, 2010 and 2009, include the accounts of Prosper and its former wholly-owned subsidiary, Prosper Loans Marketplace, Inc.  Prosper Loans Marketplace, Inc. was incorporated on April 3, 2010 in the state of California but has not had significant operations. All significant intercompany transactions and balances have been eliminated in the consolidation. On February 8, 2010, the Company dissolved Prosper Loans Marketplace, Inc.

These consolidated financial statements have been prepared in accordance with U.S generally accepted accounting principles (U.S. GAAP).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates, judgments and assumptions include but are not limited to the following: valuation of borrower loans receivable and associated member payment dependent notes, valuation of servicing rights, valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, repurchase obligation, stock-based compensation expense, and contingent liabilities. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory. Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company places cash, cash equivalents and restricted cash with high-quality financial institutions. Prosper is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds federally insured amounts. Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at these financial institutions.

As previously described, beginning on July 13, 2009, loans originated by Prosper are carried on our consolidated balance sheet.  The loans are funded by the Notes and repayment of the Notes is wholly dependent on the repayment of the loan associated with a Note.  As a result, Prosper does not bear the risk associated with the repayment of principal on loans carried on its consolidated balance sheet.  A decrease in the value of the loans carried on Prosper’s consolidated balance sheet associated with increased credit risk is directly offset by a reduction in the value of the Notes Prosper issued in association with the loan. However, Prosper charges a servicing fee that is deducted from loan payments.  To the extent that loan payments are not made, Prosper’s servicing income will be reduced.

Prosper is subject to various regulatory requirements. The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations (See Note 15 — Commitments and Contingencies — Securities Law Compliance).

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S. municipalities, and the U.S. government and its agencies. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

Restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s ACH activities and secured corporate credit cards.

Servicing Rights

Prosper accounts for its servicing rights for loans originated prior to October 16, 2008 under the fair value measurement method of reporting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 860-50, Servicing Assets and Liabilities. Under the fair value method, Prosper measures its servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses to value its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions quarterly to ensure that they remain consistent with market conditions. Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.

Borrower Loans and Borrower Payment Dependent Notes

As of July 13, 2009, the Company implemented its new operating structure and began issuing Notes and purchasing loans from WebBank, and holding the loans until maturity.  Prosper’s obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by Prosper.   As a result of these changes, borrower loans and the Notes are carried on our consolidated balance sheets as assets and liabilities, respectively.  In conjunction with our new operating structure, we adopted the provisions of ASC Topic 825, Financial Instrument. ASC Topic 825 permits companies to choose to measure certain financial instruments and certain other items at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings.  The fair value election, with respect to an item, may not be revoked once an election is made.  In applying the provisions of ASC Topic 825, we recorded assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute.  We do not record a specific allowance account related to the borrower loans and Notes in which we have elected the fair value option, but rather estimate the fair value of the borrower loans and Notes using discounted cash flow methodologies adjusted for Prosper’s historical loss and recovery rates.  We have reported the aggregate fair value of the borrower loans and Notes as separate line items in the assets and liabilities sections of the accompanying consolidated balance sheets using the methods described in ASC Topic 820, Fair Value Measurements and Disclosures  – See Fair Value Measurement. We did not apply the provisions of ASC Topic 825 to loans issued prior to July 13, 2009.

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, and software purchased or developed for internal use. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives of the assets, which range from three to seven years. Prosper capitalizes expenditures for replacements and betterments and recognizes as expenses amounts for maintenance and repairs as incurred.  Depreciation and amortization commences once the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with ASC Topic 350-40, Internal Use Software and ASC Topic 350-50, Website Development Costs. In accordance with ASC Topic 350-40 and 350-50, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries and payroll related costs for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Capitalized costs are included in property and equipment and amortized to expense using the straight-line method over their expected lives. The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with ASC Topic 350. Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name.  The intangible asset is amortized on a straight-line basis over five years.

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with ASC Topic 360, Property Plant and Equipment, Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate. If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value. Fair value is estimated using discounted net cash flows.

During 2009 and 2010, management made the decision to discontinue the development of two of its planned software development projects and to dispose of obsolete computer software and hardware. The software assets previously capitalized in 2008 and 2009 were deemed to be impaired in accordance with ASC Topic 360. An impairment charge of $41,704, encompassing the amount capitalized in 2008, is included as a component of other income (expense) in our consolidated statement of operations for the year ended December 31, 2009.  An impairment charge of $47,241, encompassing the amount capitalized in the fourth quarter of 2009 and the disposal of certain impaired computer software and equipment, is included as a component of other income (expense) in our consolidated statement of operations for the year ended December 31, 2010.

Repurchase Obligation

Prosper is obligated to indemnify lenders and repurchase certain loans sold to the lenders in the event of violation of applicable federal, state, or local lending laws, or verifiable identify theft. The loan repurchase obligation is estimated based on historical experience. Prosper accrues a provision for the repurchase obligation when the loans are funded. Repurchased loans associated with federal, state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Revenue Recognition

Prosper recognizes revenue in accordance with ASC Topic 605, Revenue Recognition.  Under ASC Topic 605, Prosper recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Origination fees

Origination fees are a percentage of the amount borrowed varying by Prosper Rating and are recognized when the loan is funded to the borrower. Effective July 26, 2010, borrowers with a Prosper Rating of AA are charged an origination fee of 0.5% of the aggregate principal balance of the loan with no minimum fee, borrowers with a Prosper Rating of A through B are charged an origination fee of 3% of the aggregate principal balance of the loan or $75 whichever is greater and borrowers with a Prosper Rating of C through HR are charged an origination fee of 4.5% of the aggregate principal balance of the loan or $75, whichever is greater.  As of December 20, 2010, we eliminated the $75 minimum fee. Prior to July 26, 2010, borrowers with a Prosper Rating of AA were charged an origination  fee of 0.5% of the aggregate principal balance of the loan with no minimum fee, borrowers with a Prosper Rating of A through HR were charged an origination fee of 3% of the aggregate principal balance of the loan or $50 whichever was greater.

Loan servicing fees

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees. Loan servicing fees are accrued daily based on the current outstanding loan principal balance of the borrower loan but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments. Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the customer and collected and recognized immediately.

Interest income (expense) on Borrower Loans receivable and Payment Dependent Notes

We recognize interest income on our borrower loans using the accrual method based on the stated interest rate to the extent that we believe it to be collectable.  We record interest expense on the corresponding Note based on the contractual interest rate. Gross interest income earned and gross interest expense incurred were $3,197,728 and $3,009,601, respectively for the year ended December 31, 2010. Gross interest income earned and gross interest expense incurred were $248,296 and $235,273, respectively for the year ended December 31, 2009.

Advertising and Promotional Expenses

Under the provisions of ASC Topic 720, Other Expenses, the costs of advertising are expensed as incurred. Advertising costs were approximately $634,904 and $788,931 for the years ended December 31, 2010 and 2009, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with ASC Topic 718, Stock Compensation.  ASC Topic 718 requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that are expected to vest is amortized using the straight line method over the vesting term of the stock-based award, which is generally four years. Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense. The Company estimated its annual forfeiture rate to be 23.3% and 23.4% for the years ended December 31, 2010 and 2009, respectively.

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed. Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, which requires that equity awards be recorded at their fair value.  Under ASC Topic 718 and 505-50, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation. The volatility of our common stock was based on comparative company volatility.

The fair value of stock option awards for the years 2010 and 2009 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	Years Ended December 31,
	2010	2009
Volatility of common stock	67.7%	63.8%
Risk-free interest rate	1.8%	2.6%
Expected life*	4.3 years	5.1 years
Dividend yield	0%	0%
Weighted-average fair value of grants	$0.20	$0.82

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Total stock-based compensation expense for employee and non-employee stock-based awards reflected in the consolidated statements of operations for the years ended December 31, 2010 and 2009 is approximately $278,000 and $362,000, respectively. As of December 31, 2010, the unamortized stock-based compensation expense related to unvested stock-based awards was approximately $322,492, which will be recognized over the remaining weighted average vesting period of approximately 2.3 years.

Net Loss Per Share

Prosper computes net loss per share in accordance with ASC Topic 260 Earnings Per Share. Under ASC Topic 260, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. At December 31, 2010, there were outstanding convertible preferred stock, warrants and options convertible into 32,848,832, 492,534 and 5,766,859 common shares, respectively, which may dilute future earnings per share. As the Company’s reporting a net loss for the years ended December 31, 2010 and 2009, potentially dilutive securities are excluded from the computation of net loss per share, as their effect would be antidilutive

Income Taxes

Prosper uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Under ASC Topic 740, Income Taxes (formerly, FIN 48, Accounting for Uncertainty in Income Taxes) our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.

Fair Value Measurement

Prosper adopted ASC Topic 820, Fair Value Measurements and Disclosures, on January 1, 2008. ASC Topic 820 provides a framework for measuring the fair value of assets and liabilities. ASC Topic 820 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation.  ASC Topic 820 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

ASC Topic 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The price used to measure the fair value is not adjusted for transaction costs while the cost basis of certain financial instruments may include initial transaction costs. Under ASC Topic 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under ASC Topic 820, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.

Under ASC Topic 820, assets and liabilities carried at fair value in the consolidated balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:

Level 1 — The valuation is based on quoted prices in active markets for identical instruments.

Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Prosper determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, receivables, borrower loans, servicing rights, accounts payable and accrued liabilities, Borrower Payment Dependent Notes and long-term debt.  The estimated fair values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

The following tables present the assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009:

December 31, 2009	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Servicing rights	—	—	$24,319	$24,319
Borrower Loans receivable	—	—	7,020,363	7,020,363

Liabilities
Borrower Payment Dependent Notes	—	—	$6,903,173	$6,903,173

December 31, 2010	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Servicing rights	—	—	$2,986	$2,986
Borrower Loans receivable	—	—	23,689,950	23,689,950

Liabilities
Borrower Payment Dependent Notes	—	—	$23,478,046	$23,478,046

As observable market prices are not available for the borrower loans and borrower payment dependent notes we hold, or for similar assets and liabilities, we believe the borrower loans and notes should be considered Level 3 financial instruments under ASC Topic 820.  In a hypothetical transaction as of the measurement date, the Company believes that differences in the principal marketplace in which the loans are originated and the principal marketplace in which the Company might offer those loans may result in differences between the originated amount of the loans and their fair value as of the transaction date.  For borrower loans, the fair value is estimated using discounted cash flow methodologies based upon valuation assumptions including prepayment speeds, roll rates, recovery rates and discount rates based on the perceived credit risk within each credit grade.

Our obligation to pay principal and interest on any borrower payment dependent Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee.  Any unrealized gains or losses on the borrower loans and borrower payment dependent notes for which the fair value option has been elected is recorded as a separate line item in the consolidated statement of operations.  The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee.  See Note 7 for a rollforward and further discussion of the significant assumptions used to value borrower loans and Borrower Payment Dependent Notes.

Servicing rights related to loans originated prior to October 16, 2008 do not trade in an active open market with readily observable prices. Although sales of servicing assets do occur, the nature and character of the assets underlying those transactions are not similar to those held by the Company and, therefore, the precise terms and conditions typically seen in the marketplace would likely not be available to the Company. Accordingly, management determines the fair value of its servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses for valuing its servicing asset include prepayment speeds, default rates, cost to service, profit margin, and discount rate.

Prosper reviews these assumptions to ensure that they remain consistent with market conditions. Inaccurate assumptions in valuing the servicing rights could affect Prosper’s results of operations. Due to the nature of the valuation inputs, servicing assets are classified as Level 3. The change in the fair-value of servicing rights is included in cost of services in the consolidated statement of operations.  See Note 6 for a rollforward and further discussion of the significant assumptions used to value servicing rights.

The changes in Level 3 assets measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Servicing Rights	Borrower Loans	Borrower Payment Dependent Notes	Total
Balance at December 31, 2008	$67,685	$-	$-	$67,685
Originations		8,886,296	(8,886,296)	-
Principal repayments		(617,951)	529,553	(88,398)
Change in fair value on borrower loans and Payment Dependent Notes		(1,247,982)	1,453,570	205,588
Change in fair value of servicing rights	(43,366)	-	-	(43,366)
Balance at December 31, 2009	$24,319	$7,020,363	$(6,903,173)	$141,509

Originations		26,940,486	(26,940,486)	-
Principal repayments		(8,701,032)	8,454,960	(246,072)
Change in fair value on borrower loans and Payment Dependent Notes		(1,569,867)	1,910,653	340,786
Change in fair value of servicing rights	(21,333)	-	-	(21,333)
Balance at December 31, 2010	$2,986	$23,689,950	$ (23,478,046)	$214,890

No assets or other liabilities were carried at fair value as of December 31, 2010 and 2009.

New Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures,” that requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The new and revised disclosures are required to be implemented in fiscal years beginning after December 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements.

3. Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	December 31,
	2010	2009
Cash and cash equivalents:
Cash	$4,203,878	$339,179
Money market mutual funds	80,350	276,910
Total cash and cash equivalents	$4,284,228	$616,089

4. Property and Equipment

Property and equipment consist of the following:

	December 31
	2010	2009
Property and equipment:
Computer equipment	$1,011,567	$1,044,820
Purchased software	151,037	155,222
Office equipment and furniture	42,345	45,436
Leasehold improvements	29,230	29,230
Internal-use software	1,348,901	1,196,697
Assets not yet placed in service	124,923	305,750
	2,708,003	2,777,155
Less accumulated depreciation and amortization	(1,942,793)	(1,915,232)
Total property and equipment, net	$765,210	$861,923

Depreciation expense for 2010 and 2009 was $429,521 and $461,778, respectively. Prosper capitalized internal-use software costs in the amount of $488,168 and $323,918 for the years ended December 31, 2010 and 2009, respectively.

5. Intangible Assets

	December 31,
	2010	2009
Intangible asset:
Domain name	$603,659	$603,659
Less accumulated amortization	(553,353)	(432,621)
Intangible asset, net	$50,306	$171,038

Amortization expense related to the intangible asset was approximately $121,000 for the years ended December 31, 2010 and 2009, respectively. Amortization expense related to this intangible asset is expected to be approximately $50,000 in fiscal 2011 at which time the asset will be fully amortized.

6. Servicing Rights

At December 31, 2010 and 2009, key assumptions used in the valuation of servicing rights are as follows:

	December 31,
	2010	2009
Unpaid principal loan balance under service	$5,000,000	$29,000,000
Servicing fees	0.0% - 1.0%	0.0% - 1.0%
Projected prepayment speed	1.96%	1% – 1.20%
Discount rate	25%	25%

A rollforward of the servicing asset is summarized below:	Years Ended December 31,
	2010	2009
Beginning of year balance:	$24,319	$67,685
Change in fair value of servicing rights	(21,333)	(43,366)
End of year balance:	$2,986	$24,319

No servicing rights were purchased or sold during the years ended December 31, 2010 and 2009.

7. Borrower Loans and Borrower Payment Dependent Notes Held at Fair Value

Prosper estimates the fair value of the Notes and borrower loans using discounted cash flow methodologies based upon a set of valuation assumptions. The main assumptions Prosper used to value the borrower loans and Notes include prepayment rates derived from historical prepayment rates for each credit score, default rates derived from historical performance, recovery rates and discount rates applied to each credit tranche based on the perceived credit risk of each credit grade. Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee.  The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee.

For borrower loans originated and Notes issued during 2010, we used the following average assumptions to determine the fair value as of December 31, 2010:

Monthly prepayment rate speed	1.84%
Recovery rate	5.27%
Discount rate *	28.86%
Weighted Average Default Rate	4.55%
* This is the weighted average discount rate among all of Prosper’s credit grades

The following table presents additional information about borrower loans and Notes measured at fair value on a recurring basis for the year ended December 31, 2010:

	Borrower Loans	Notes
Fair value at December 31, 2009	$7,020,363	$6,903,173
Originations	26,940,486	26,940,486
Principal repayments	(8,701,032)	(8,454,960)
Unrealized gains (losses) included in earnings	(1,569,867)	(1,910,653)
Fair value at December 31, 2010	$23,689,950	$23,478,046

Due to the recent origination of the borrower loans and Notes, the change in fair value attributable to instrument-specific credit risk is immaterial.  The Company had no originations of borrower loans or issuances of Notes prior to July 13, 2009.  Of the loans originated from July 13, 2009 to December 31, 2010, the Company had 226 loans which were 90 days or more delinquent for an aggregate principal amount of $783,988 and a fair value of $29,879 as of December 31, 2010.

8. Long-Term Debt

Notes payable consist of the following:

	Non-interest Bearing Promissory Note	Convertible Promissory Notes	Total
Balance at December 31, 2008	$284,632	$—	$284,632
Principal repayment on non-interest bearing promissory note	(20,000)		(20,000)
Issuance of convertible promissory note	—	1,000,000	1,000,000
Accrued interest on convertible promissory note		21,370	21,370
Debt discount attributed to convertible promissory notes		(34,595)	(34,595)
Amortization of discount on notes	21,905		21,905
Balance at December 31, 2009	$286,537	$986,775	$1,273,312
Principal repayment on non-interest bearing promissory note	(20,000)		(20,000)
Debt discount attributed to convertible promissory notes		(96,625)	(96,625)
Amortization of discount on notes	22,057	131,220	153,277
Issuance of convertible promissory notes		2,550,000	2,550,000
Accrued interest on convertible promissory notes		109,089	109,089
Conversion of promissory notes and accrued interest		(3,376,884)	(3,376,884)
Repayment of Larsen Bridge Note and accrued interest		(303,575)	(303,575)
Balance at December 31, 2010	$288,594	$-	$288,594

Non-interest bearing promissory note

In 2006, we entered into a non-interest bearing promissory note in the amount of $380,000 for the purchase of the “Prosper.com” domain name. The note was discounted by $109,583 for a net payable of $270,417. The promissory note includes both principal and interest and is payable in annual installments of $20,000 due on the first, second, third, and fourth anniversary of the note and $300,000 due on the fifth anniversary of the note. Interest on the note was imputed at an 8% annual rate and is amortized to interest expense over the five year life of the loan.  The carrying value at December 31, 2010 and 2009 is $288,594 and $286,537, respectively.  The fair value is calculated based on discounted cash flows and is estimated to be $278,453 and $258,453 at December 31, 2010 and 2009, respectively.  We recorded amortized interest expense of $22,057 and $21,905 for the years ended December 31, 2010 and 2009, respectively.

Convertible Promissory Notes

On November 10, 2009, Prosper and QED Fund I, L.P., a Delaware limited partnership (“QED”), entered into a Note and Warrant Purchase Agreement (the “QED Purchase Agreement”), pursuant to which, Prosper issued to QED a Convertible Promissory Note (the “QED Note”) dated as of November 10, 2009.  The QED Note had a principal amount of $1,000,000.  Interest on the QED Note accrued at a per annum rate of 15.0%. In connection with the consummation of the Series D Financing on April 15, 2010, the QED Note and all accrued interest thereunder were converted into Series D preferred stock equal to principal and accrued interest of $1,064,521 on the QED Note, plus $300,000 which represented consideration for QED’s agreement to convert the QED Note prior to its maturity date.  This additional conversion privilege was accounted for as interest expense on the date of the conversion in our consolidated statement of operations for the year ended December 31, 2010.

In connection with the QED Purchase Agreement, Prosper also issued to QED a fully vested warrant (the “QED Warrant”) to purchase 164,178 shares of Prosper’s common stock at an exercise price of $0.56 per share. The QED Warrant is exercisable any time from the date of issuance and will expire on November 10, 2014. The Company allocated the QED Note proceeds to the QED Note and QED Warrants based on their relative fair values. The relative fair value attributable to the QED Warrant is $37,740, which was recorded as a discount to the QED Note and a corresponding credit to additional paid-in capital.  The remaining debt discount of $34,595 was fully amortized to interest expense upon the conversion of the QED Note on April 15, 2010.

On February 1, 2010, the Company entered into a Note and Warrant Purchase Agreement (the “February Bridge Purchase Agreement”) with certain of its existing investors, pursuant to which, the Company issued and sold to such investors a series of Convertible Promissory Notes (the “February Bridge Notes”) in the aggregate principal amount of $2,000,000. Interest on the February Bridge Notes accrued at a per annum rate of 15.0%.  In connection with the consummation of the Series D financing, the principal and accrued interest of $2,060,822 under the February Bridge Notes were converted into Series D preferred stock.

In connection with the February Bridge Purchase Agreement, the Company issued to the February Bridge Note purchasers fully vested warrants (the “February Bridge Warrants”) to purchase an aggregate of 328,356 shares of its Common Stock at an exercise price of $0.56 per share.  The February Bridge Warrants are exercisable any time from the date of issuance and will expire on February 1, 2015. The Company allocated the February Bridge Note proceeds to the convertible February Bridge Note and February Bridge Warrants based on their relative fair values. The relative fair value attributable to the February Bridge Warrants is $96,625, which was recorded as a discount to the February Bridge Note and a corresponding credit to additional paid-in capital.  The debt discount of $96,625 was fully amortized to interest expense upon the conversion of the February Bridge note on April 15, 2010.

On March 15, 2010, the Company entered into a Note Option Agreement (the “Larsen Option Agreement”) with Christian A. Larsen, the Company’s Chairman and Chief Executive Officer as well as one of its principal stockholders, pursuant to which, Mr. Larsen granted the Company an option (the “Option”) to sell him an aggregate principal amount of up to $300,000 of unsecured Convertible Promissory Notes (the “Larsen Bridge Notes”), in $100,000 increments.  On March 22, 2010, the Company exercised the Option in full and sold to Mr. Larsen, Larsen Bridge Notes in the aggregate principal amount of $300,000.  Interest on the Larsen Bridge Notes accrued at a per annum rate of 15.0%.  Principal and accrued interest of $303,575 was paid in a single payment on April 19, 2010.

On April 1, 2010, the Company entered into a Note Purchase Agreement with certain of its existing investors, pursuant to which, the Company issued and sold an additional series of unsecured Convertible Promissory Notes (the “April Bridge Notes”), dated as of April 1, 2010, in the aggregate principal amount of $250,000.  Interest on the April Bridge Notes accrued at a per annum rate of 15.0%.  All principal and accrued interest of $251,541 was converted into Series D preferred stock on April 15, 2010.

9. Accrued Liabilities

As of December 31, 2010 and 2009, accrued liabilities consist of the following:

	December 31,
	2010	2009
Legal accruals and fees	$373,572	$381,057
Audit, tax and accounting	411,256	406,000
Payroll and benefits	161,732	125,384
Loan servicing costs	115,364	36,479
Other	157,315	122,839
Total Accrued Liabilites	$1,219,239	$1,071,759

10. Repurchase Obligation

Changes in the loan repurchase obligation are summarized below:

	Years Ended December 31,
	2010	2009
Beginning of year balance:	$40,001	$80,000
Provision for repurchases	45,543	4,381
Loans and Notes repurchased and immediately charged off (net of recoveries)	(14,543)	(44,380)
End of year balance:	$71,001	$40,001

11. Net Loss Per Share

The Company computes net loss per share in accordance with ASC Topic 260. Under ASC Topic 260, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

Basic and diluted loss per share was calculated as follows:

	Years Ended December 31,
	2010	2009
Numerator:
Net loss	$(10,142,722)	$(10,407,315)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	4,472,897	4,453,255

Basic and diluted net loss per share	$(2.27)	$(2.34)

Due to losses attributable to common shareholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock method, in accordance with ASC Topic 260:

	Years Ended December 31,
	2010	2009
Excluded Securities:
Convertible preferred stock issued and outstanding	32,848,832	9,397,939
Stock options issued and outstanding	5,766,859	1,897,126
Warrants issued and outstanding	492,534	164,178
Total weighted average common stock equivalents excluded from diluted net loss per common share computation	39,108,225	11,459,243

 12. Stockholders’ Equity

Preferred Stock

Under Prosper’s articles of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550. In February 2006, Prosper sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance costs of $87,700. In June 2007, Prosper sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996. In April 2010, Prosper issued and sold 20,340,705 shares of Series D (Series D) and 3,110,188 shares of Series D-1 (Series D-1) convertible preferred stock in a private placement for $14,595,709, which is net of issuance costs of $125,903.

Dividends

The holders of the Series A, Series B, Series C and Series D preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock times the Liquidation Preference for such shares of preferred stock payable in preference and priority to any declaration or payment of any distribution on common stock or Series D-1 preferred stock. The Series D-1 preferred stock are not entitled to receive dividends in preference and priority to or on a pari passu basis with the other preferred stock. In addition, the Series D-1 preferred stock are not entitled to receive dividends in preference and priority to any distribution of common stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors. To date, no dividends have been declared, and there are no dividends in arrears at December 31, 2010. The right to receive dividends on shares of Series D shall be cumulative from and after the date of issuance of the Series D preferred stock. The right to receive dividends of Series A, Series B and Series C are not cumulative. No right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.
Conversion

Each share of preferred stock shall automatically be converted into fully-paid, non-assessable shares of common stock at the conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering with aggregate proceeds to Prosper of at least $25,000,000 (after deducting underwriters commissions and expenses), pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Prosper’s common Stock, or (ii) upon the receipt of a written request for such conversion from the holders of more than sixty percent (60%) of the voting power of all then outstanding shares of preferred stock, or, if later, the effective date for conversion specified in such requests, provided that shares of Series D shall not be automatically converted pursuant to this clause (ii) unless the holders of eighty-two percent (82%) of the outstanding shares of Series D approve such conversion.  In addition, in the event shares of Series C Preferred Stock are converted in connection with a Liquidation Event and as a result there are fewer than 1,000,000 shares of Series C Preferred Stock outstanding, each share of Series D-1 Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such shares.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, Series D preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Series A, Series B, Series C, Series D-1 or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of $0.7385 (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on each share of preferred stock.  If upon such Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series D Preferred Stock are insufficient to pay the preferential amount, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock.

After the payment or setting aside for payment to the holders of Series D Preferred Stock of the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C and Series D-1 in proportion to the preferential amount each such holder is otherwise entitled to receive ($0.938 for each share of Series A, $1.888 for each share of Series B, $4.846 for each share of Series C, and $1.00 for each share of Series D-1).

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law), voting together with the common stock as a single class, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper. The holders of the preferred stock shall vote as one class with the holder of the common stock except with respect to certain matters that require separate votes.

Common Stock

Prosper is authorized to issue up to 43,563,435 shares of common stock, $0.001 par value, of which 4,478,667 and 4,460,667 shares were issued and outstanding as of December 31, 2010 and 2009, respectively.  Each holder of common stock shall be entitled to one vote for each share of common stock held.

Common Stock Issued for Services

Nonemployees

The Company granted 0 and 6,500 immediately vested common shares to nonemployees for services during the years ended December 31, 2010 and 2009, respectively. Of the shares issued in 2009, 4,500 were issued at $1.94 per share and 2,000 at $0.56 per share. Expense of $9,851 was recognized during the year ended December 31, 2009.

Common Stock Issued upon Exercise of Stock Options

For the years ended December 31, 2010 and 2009, the Company issued 18,000 and 108,049 shares of common stock, respectively, upon the exercise of options for cash proceeds of $6,500 and $59,696, respectively.

13. Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s stockholders approved the adoption of the 2005 Stock Option Plan (the Plan). Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved and may be granted to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business. On January 31, 2008, the Board of Directors increased the total number of options under the Plan by 500,000 for a total of 2,379,468 options available for grant. On October 6, 2009, the Board of Directors increased the total number of options under the Plan by an additional 500,000 for a total of 2,879,468 options available for grant. On April 15, 2010, the Board of Directors increased the total number of options under the Plan by an additional 6,109,321 for a total of 8,988,789 options available to grant.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant. Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant. If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant. The fair value is based on a good faith estimate by the Board of Directors at the time of each grant. As there is no active trading market for these options, such estimate may ultimately differ from valuations completed by an independent party. The options generally vest over four years, which is the same as the performance period. In no event are options exercisable more than ten years after the date of grant.

Option activity under the Option Plan is summarized as follows for the years below:

	Options Issued and Outstanding	Weighted-Average Exercise Price
Balance as of January 1, 2009	1,734,647	$1.14
Options granted (weighted average fair value of $0.82)	696,000	0.82
Options exercised	(108,049)	0.55
Options canceled	(425,472)	1.57
Balance as of December 31, 2009	1,897,126	$0.96
Options granted (weighted average fair value of $0.20)	5,265,897	0.20
Options exercised	(18,000)	0.36
Options canceled	(1,378,164)	0.83
Balance as of December 31, 2010	5,766,859	$0.30

Options outstanding and exercisable at December 31, 2010	716,789	$0.77

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of December 31, 2010 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.50 - $0.50	325,679	5.86	$0.50	$–	323,595	$0.50	$–
$0.20 - $0.20	4,831,503	9.49	0.20	–	52,500	0.20	–
$0.56 - $0.56	370,833	8.59	0.56	–	137,707	0.56	–
$0.25 - $0.25	59,158	4.84	0.25	–	59,158	0.25	–
$1.94 - $1.94	125,311	8.01	1.94	–	102,997	1.94	–
$2.17 - $2.17	54,375	7.21	2.17	–	40,832	2.17	–
	5,766,859	9.13	$0.30	$–	716,789	$0.77	$–

The intrinsic value is calculated as the difference between the value of Prosper's common stock at December 31, 2010, which was $0.20 per share, and the exercise price of the options.

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the years ended December 31, 2010 and 2009 reflect the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

14. Income Taxes

The Company did not have any current or deferred federal or state income tax expense for the years ended December 31, 2010 and 2009.  The income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

	Years Ended December 31,
	2010		2009
Federal tax at statutory rate	$(3,437,000)	34.0%	$(3,541,000)	34.0%
State tax at statutory rate (net of federal benefit)	(592,000)	5.9%	(592,000)	5.7%
Change in valuation allowance	3,747,000	(37.1)%	3,969,000	(38.1)%
Other	282,000	(2.9)%	164,000	(1.6)%
	$–		$–

Temporary items that give rise to significant portions of deferred tax assets and liabilities (tax- effected) at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$18,914,000	$14,947,000
Research and development tax credits	551,000	519,000
Fixed assets	97,000	43,000
Accrued liabilities and other	308,000	613,000
	19,870,000	16,122,000

Valuation allowance	(19,870,000)	(16,122,000)
Net deferred tax asset	$-	$-

The net deferred tax asset of $19,870,000 at December 31, 2010 consists of a net current deferred tax asset of $99,000 and a net noncurrent deferred tax asset of $19,770,000. The net deferred tax asset of $16,122,000 at December 31, 2009 consists of a net current deferred tax asset of $218,000 and a net noncurrent deferred tax asset of $15,904,000. Under ASC 740, Accounting for Income Taxes, a valuation allowance must be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The amount of valuation allowance would be based upon management’s best estimate of Prosper’s ability to realize the net deferred tax assets. A valuation allowance can subsequently be reversed when management believes that the assets are realizable on a more-likely-than-not basis.

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in ASC 740 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset. Realization of the deferred tax assets is dependent upon future earnings, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of $19,870,000 and $16,122,000 for the years ended December 31, 2010 and 2009, respectively.

The Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited in the future as the result of such an “ownership change.”

We file income tax returns in the United States and California. Prosper has net operating loss carryforwards for both federal and California income tax purposes of approximately $48 million, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will begin to expire in 2025. The California net operating loss carryforwards will begin to expire in 2017. Prosper also has federal and California research and development tax credits of about $307,000 and $323,000. The federal research credits will begin to expire in the year 2025, and the California research credits have no expiration date. The Company has capital loss carryforwards of $674,000 for both federal and California which will expire in 2012.

The Company’s federal and California state income tax returns for tax years 2007 and 2006, respectively, and beyond remain subject to examination by the Internal Revenue Service and Franchise Tax Board, respectively.  In addition, all of the net operating losses that may be used in future years are still subject to adjustment.

The Company did not have unrecognized tax benefits as of December 31, 2010 and we do not expect this to change significantly over the next twelve months.  The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of December 31, 2010, the Company has not accrued interest or penalties.

15. Commitments and Contingencies

Future minimum lease payments

Prosper leases its corporate office and co-location facility under non-cancelable operating leases that expire in July 2011 and August 2011, respectively. Prosper’s corporate office lease has the option to renew for an additional three years.  Future minimum rental payments under these leases as of December 31, 2010 are as follows:

Year ending December 31:	2010
2011	$265,513
Total future operating lease obligations	$265,513

Rental expense under premises-operating lease arrangements was approximately $410,000 for each of the years ended December 31, 2010 and 2009.

On April 14, 2008, the Company entered into an agreement with a Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter. The arrangement allows for loans to be offered to borrowers at uniform nationwide terms. The Company is required to pay the greater of a monthly minimum fee or a fee calculated based on a certain percentage of monthly loan origination volume.

On March 3, 2009, the Company entered into an agreement with a third party broker-dealer in which the third party agreed to operate and maintain the Note Trader Platform for the purchase and sale of Borrower Payment Dependent Notes resulting from the sale of such Notes after the company’s effective date.  The Company is required to pay the third party broker-dealer an agreed upon monthly fee which equals the difference between the minimum monthly fee and the transaction fees collected by the third party provider during that month.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.1 million of loans to unaffiliated lender members, and $1.0 million of loans to affiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members. The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state laws and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period covering Prosper's activities prior to October 16, 2008, the date on which the Company ceased sales of promissory notes offered through the platform.

The Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members. Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the Company prevails to a maximum of $49.8 million which represents the remaining outstanding principal amount of $4.8 million and loans charged off of $45.0 million as of December 31, 2010.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order to resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. For the years ended December 31, 2010 and, 2009, the Company had accrued approximately $284,000 and $356,000, respectively, in connection with this contingent liability in accordance with ASC Topic 450, Contingencies (formerly, SFAS No. 5, Accounting for Contingencies). The methodology applied to estimate the accrual was to divide the $1,000,000 maximum fee pro-rata by state using the Company’s originations since inception. A weighting was then applied by state to assign a likelihood that the penalty will be claimed. In estimating the probability of a claim being made, we considered factors such as the nature of the settlement agreement, whether the states had given any indication of their concern regarding the sale of the promissory notes, and the probability of states opting out of the settlement to pursue their own litigation against the Company, whether penalty is sufficient to compensate these states for the cost of processing the settlement and finally the impact that current economic conditions have had on state governments. The Company will continue to evaluate this accrual and related assumptions as new information becomes known. Penalties will be paid promptly after a state reviews and agrees to the language of the consent order. There is no deadline for the states to decide whether to enforce the consent order. On April 21, 2009, the Company and NASAA finalized a template consent order, which NASAA is recommending that the states adopt in settling any state initiated matters with the Company. During 2009, the Company entered into 27 consent order agreements and has paid an aggregate of $356,555 in penalties.  During 2010, the Company entered into 5 consent order agreements and has paid an aggregate of $72,182 in penalties.

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

Some of the individual defendants filed a demurrer to the First Amended Complaint, which was heard on June 11, 2009 and sustained by the court with leave to amend until July 10, 2009.  The plaintiffs filed a Second Amended Complaint on July 10, 2009, to which the same individual defendants demurred.  On September 15, 2009, this demurrer was sustained by the court without leave to amend.  On February 25, 2011, the plaintiffs filed a Third Amended Complaint, which removed David Booth as a plaintiff and added Brian Russom and Michael Del Greco as plaintiffs.  The new plaintiffs are representing the same putative class and prosecuting the same claims as the previously named plaintiffs.

Prosper’s insurance carrier with respect to the class action lawsuit, Greenwich Insurance Company (“Greenwich”), has denied coverage.  On August 21, 2009, Prosper filed suit against Greenwich in the Superior Court of California, County of San Francisco, California.  The lawsuit seeks a declaration that Prosper is entitled to coverage under its policy with Greenwich for losses arising out of the class action lawsuit as well as damages and the award of attorneys’ fees and pre-judgment and post-judgment interest.

We intend to vigorously defend the class action lawsuit and vigorously prosecute our suit against Greenwich.  We cannot, however, presently determine or estimate the final outcome of either lawsuit, and there can be no assurance that either matter will be finally resolved in our favor.  If the class action lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.  If our lawsuit against Greenwich is not resolved in our favor, we might not be able to recover proceeds from Greenwich that are sufficient to offset any losses we incur in the class action lawsuit.

As of December 31, 2010, the lawsuits are in their preliminary stages and their probable outcomes cannot presently be determined, nor can the amount of damages or other costs that might be borne by Prosper be estimated.

16. Related Parties

Prosper’s executive officers, directors and certain affiliates participate on the Company’s lending platform by placing bids and purchasing loans originated from Prosper.  The aggregate amount of the loans purchased and the income earned by these related parties as of December 31, 2010 and 2009 are summarized below:

Related Party	Aggregate Amount of Loans Purchased		Income Earned on Loans
	2010	2009	2010	2009
Executive officers and management	$672,799	$493,523	$15,034	$7,746
Directors	724,094	526,216	19,734	17,453
Affiliate	248,274	167,259	468	2,098
	$1,645,167	$1,186,998	$35,236	$27,297

The loans were obtained on terms and conditions that were not more favorable than those obtained by other lenders. Of the total aggregate amount of loans purchased since inception approximately $171,006 or 10% and $152,301 or 13% of principal has been charged off through December 31, 2010 and 2009, respectively. Prosper has earned approximately $2,290 and $1,648 in servicing fee revenue related to these loans for the years ended December 31, 2010 and 2009, respectively.

17. Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service.  Prosper’s contributions to the plan are discretionary. Prosper has not made any contributions to the plan to date.

18. Subsequent Events

On January 26, 2011, the court issued a final statement of decision finding that Greenwich has a duty to defend the class action lawsuit, and requiring that Greenwich pay Prosper's past and future defense costs in the class action suit up to $2 million.  On February 24, 2011, Greenwich made a payment to Prosper in the amount of $1,728,273 to reimburse Prosper for the defense costs it had already incurred in the class action suit.  Greenwich is required to reimburse Prosper for up to an additional $271,727 in defense costs for the class action suit going forward.  Each such reimbursement will be due within 30 days of  Prosper incurring any such costs and presenting the applicable invoice to Greenwich.  Greenwich is also required to pay Prosper pre-judgment interest on the defense costs incurred by Prosper in the class action suit prior to the Court’s decision.  The amount of this pre-judgment interest is $164,828.  Greenwich will be required to make this pre-judgment interest payment to Prosper when a final judgment has been entered in the insurance suit.

On February 25, 2011, we exercised our option to extend our corporate office lease term by two years so that the lease will expire on July 31, 2013.

On March 9, 2011, we amended our Articles of Incorporation to increase the number of authorized common stock by 296,886 to 43,860,321.

On June 3, 2011, we entered into a Stock Purchase Agreement with certain new investors and certain of its existing investors, pursuant to which, Prosper issued and sold to such investors 23,222,747 shares of the Company’s Series E Preferred Stock for an aggregate purchase price of $17.2 million.  In connection with that sale, we issued 10,000,000 shares of the Company’s Series E-1 Preferred Stock to certain holders of our Series A, B and C Preferred Stock who participated in the Series E financing.  The E-1 shares were allocated among these stockholders in proportion to their relative participation in the Series E financing.